IVC INDUSTRIES, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE
              (Dollars in Thousands, Except Per Share Information)
                                   (unaudited)

                                                         Three Months ended
                                                              October 31,
                                                         1999            1998
                                                      ----------      ----------

Basic:
     Net income                                       $    4,976      $      179

Weighted average shares outstanding                    2,088,092       2,151,443

Basic earnings per share                              $     2.38      $      .08
                                                      ----------      ----------

Diluted:
     Net income                                       $    4,976      $      179

Weighted average shares outstanding                    2,088,092       2,151,443
Incremental shares under Stock Option Plan                 1,759             102
                                                      ----------      ----------

Adjusted weighted average shares outstanding           2,089,851       2,151,545
                                                      ----------      ----------

Diluted earnings per share                            $     2.38      $      .08
                                                      ----------      ----------


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